UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 22, 2009
SUBURBAN PROPANE PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14222	22-3410353

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West, Whippany, New Jersey	07981

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 887-5300
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On April 23, 2009, Suburban Propane Partners, L.P. (the “Partnership”) announced that, pursuant to a management succession plan developed by the Compensation Committee of the Partnership’s Board of Supervisors (the “Board”) and Mark A. Alexander, the Partnership’s Chief Executive Officer, Mr. Alexander will step down from his position as Chief Executive Officer of the Partnership effective September 26, 2009, the conclusion of the Partnership’s current fiscal year. In addition, Mr. Alexander, who currently serves on the Partnership’s Board, will not stand for election to the Board at the 2009 Tri-Annual Meeting of the Partnership’s Common Unitholders (“2009 Tri-Annual Meeting”). Mr. Alexander has served as the Partnership’s only Chief Executive Officer, and as a Supervisor, since the Partnership went public in 1996.
(c) Simultaneously, the Partnership announced that Michael J. Dunn, Jr., its current President, will assume the additional role of Chief Executive Officer, effective upon Mr. Alexander’s departure from that position. Mr. Dunn, who is 59, joined the Partnership in March 1997 as Vice President – Procurement and Logistics and served as Senior Vice President and Senior Vice President – Corporate Development before being named President in May 2005. Mr. Dunn has served on the Board since July 1998 and has been nominated by the Board for election to a three-year term as a Supervisor at the 2009 Tri-Annual Meeting. Prior to joining the Partnership, Mr. Dunn was Vice President of Commodity Trading for the investment banking firm of Goldman Sachs & Company.
There are no transactions, since the beginning of the Partnership’s last fiscal year (September 30, 2007), or any currently proposed transaction, in which the Partnership was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Dunn, or any of his immediate family members, had or will have a direct or indirect material interest, other than the compensation and benefits to be paid to Mr. Dunn in connection with his employment by the Partnership. Mr. Dunn’s compensation for service as Chief Executive Officer has not been established at this time.
(e) In connection with the management succession plan, the Partnership has entered into an agreement, dated April 22, 2009 (the “Agreement”), with Mr. Alexander. The Agreement provides for Mr. Alexander to receive certain consideration in exchange for, among other things, his agreement to provide certain consulting services to the Partnership and to comply with certain non-competition and non-solicitation obligations for the three-year period ending on September 26, 2012 (the “Consultancy Period”). The consulting services will include (a) transitional assistance and (b) strategic advice with respect to operational matters and acquisitions, dispositions and other transactional matters as the Board or the Chief Executive Officer of the Partnership shall reasonably request. During the Consultancy Period, Mr. Alexander will receive an aggregate of $1,000,000, to be paid predominately in equal bi-weekly installments and a final “matching payment” of $14,700 under the Partnership’s Retirement Savings and Investment Plan in respect of the current fiscal year. In addition, the Partnership will continue to provide Mr. Alexander, during the Consultancy Period, with medical and dental benefits coverage, supplemental life insurance coverage, income tax preparation, an annual health examination and use of a company-leased vehicle, which had an aggregate value of approximately $100,000 for the 2008 fiscal year. Pursuant to the discretion granted to the Compensation Committee under the Supplemental Executive Retirement Plan of the Partnership, Mr. Alexander’s age will be adjusted by four years, allowing his benefits under such plan (valued at approximately $450,000 and to be paid in a lump sum) to vest. Mr. Alexander will also be eligible to receive cash payments, if and to the extent earned by participants in the Partnership’s Fiscal 2009 Incentive (bonus) Plan and Long Term Incentive Plan (for the 2007, 2008 and 2009 measurement periods), in accordance with terms of the awards made to Mr. Alexander under those plans.

The foregoing description of the Agreement is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.
A copy of the Partnership’s Press Release, dated April 23, 2009 has been furnished as Exhibit 99.1 to this Current Report.
Item 8.01 Other Events.
As previously disclosed in a Current Report on Form 8-K filed on February 27, 2009, the date of the 2009 Tri-Annual Meeting was tentatively scheduled to occur during the summer of 2009. The Partnership has now determined that the date of the 2009 Tri-Annual Meeting will be July 22, 2009.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits.

10.1	Agreement between Mark A. Alexander and Suburban Propane Partners, L.P., dated April 22, 2009

99.1	Press Release of Suburban Propane Partners, L.P. dated April 23, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.
By:	/s/ PAUL ABEL
	Name:	Paul Abel
	Title:	Vice President, General Counsel & Secretary
Date: April 23, 2009

EXHIBITS

10.1	Agreement between Mark A. Alexander and Suburban Propane Partners, L.P., dated April 22, 2009

99.1	Press Release of Suburban Propane Partners, L.P. dated April 23, 2009